Exhibit 5.7

Fossil Group, Inc. Richardson, Texas, USA (the “Addressee”)	CMS von Erlach Partners Ltd Dreikönigstrasse 7 PO Box 8022 Zurich Switzerland T +41 44 285 11 11 F +41 44 285 11 22 cms.law

Fossil Group Europe GmbH and Swiss Technology Holding GmbH	23 September 2025

Dear Madam or Sir

You have asked us to provide a legal opinion on matters of Swiss law in connection with the registration statement, as amended, on Form S-3 and the registration statement, as amended, on Form S-4 being filed by Fossil Group, Inc. under the United States Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof (together, the “Registration Statements”) and the Indentures (as defined below).

1.	Documents

For the purposes of this opinion, we have examined and relied upon the following documents (the “Documents”, and each a “Document”):

1.1

the form of the New York law governed indenture governing the 9.500% First-Out Senior Secured Notes due 2029 to be issued by Fossil Group, Inc. and to be guaranteed by Fossil Group Europe GmbH (“Company 1”) and Swiss Technology Holding GmbH (“Company 2”, and together with Company 1, the “Companies”, and each a “Company”) and certain other subsidiaries of Fossil Group, Inc. (the “First-Out Notes Indenture”);

1.2

the form of the New York law governed indenture governing the 7.500% Second-Out Senior Secured Notes due 2029 to be issued by Fossil Group, Inc. and to be guaranteed by the Companies and certain other subsidiaries of Fossil Group, Inc. (the “Second-Out Notes Indenture”, and together with the First-Out Notes Indenture, the “Indentures”);

Attorneys admitted in Switzerland or in an EU/EFTA state are registered in the attorneys’ registry of the canton of their business address.

CMS Locations: Aberdeen, Abu Dhabi, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Bergen, Berlin, Bogotá, Bratislava, Brisbane, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Cúcuta, Dubai, Dublin, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Gothenburg, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Liverpool, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Maputo, Mexico City, Milan, Mombasa, Monaco, Munich, Muscat, Nairobi, Oslo, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Riyadh, Rome, Santiago de Chile, São Paulo, Sarajevo, Shanghai, Sheffield, Singapore, Skopje, Sofia, Stavanger, Stockholm, Strasbourg, Stuttgart, Tel Aviv, Tirana, Vienna, Warsaw, Zagreb and Zurich.

1.3	the executed manager resolutions of each Company each dated 19 September 2025 (together, the “Board Resolutions”);

1.4	the executed written resolutions of the sole partner of each Company each dated 19 September 2025 (together, the “Shareholder Resolutions”);

1.5	a certified excerpt from the commercial register of the Canton of Basel-City for Company 1 dated 26 August 2025;

1.6	a certified excerpt from the commercial register of the Canton of Berne for Company 2 dated 11 September 2025 (together with the document referred to in clause 1.5, the “Excerpts”);

1.7	a copy of the articles of incorporation (Statuten/statuts) of Company 1 dated 1 October 2019 and certified on 1 September 2025; and

1.8	a copy of the articles of incorporation (Statuten/statuts) of Company 2 dated 28 August 2025 and certified on 10 September 2025 (together with the document referred to in clause 1.7, the “Articles”).

The Board Resolutions and the Shareholder Resolutions together are referred to herein as the “Resolutions”.

We have reviewed the Documents other than the Excerpts and the Articles as word documents or PDF copies.

2.	Assumptions

For the purposes of this opinion, we have without further inquiry assumed the following:

2.1	each signature on the Documents (if any) is the genuine and hand-written signature (“wet-ink signature”) of the individual whose name is printed below or next to his or her signature;

2.2

all Documents provided to us as certified or PDF copies conform with the respective originals, all Documents, whether reviewed as originals or as copies, are authentic and complete, and all Documents and the declarations contained therein are in their current form and have not been changed, amended, revoked, rescinded, contested, cancelled, challenged, repealed, supplemented or otherwise modified or terminated in any way since the execution or issuance dates thereof;

2.3

the executed Indentures will be identical with the versions on which this opinion is based and, where we have been provided with successive drafts marked to show changes to a previous draft, all such changes have been accurately marked;

2.4

all statements of fact made in the Documents are true, accurate and complete at all relevant times and no application and no entry has been made in the commercial register which is not yet reflected in the Excerpts;

2.5

the capacity to act (Handlungsfähigkeit/l’exercice des droits civils), i.e., being of age (volljährig/majeur) and capable of judgment (urteilsfähig/capable de discernement), of the individuals whose signatures will appear on the Documents;

2.6	the lack of defects of intention (Willensmängel/vices du consentement), i.e., error, wilful deception or duress, on the part of the parties who will execute the Indentures;

2.7

each Indenture will be entered into and performed in good faith and at arm’s length by the parties thereto and the parties to the Indentures (other than the Companies) have no indications that the power of representation of the persons who executed the Indentures on behalf of the Companies has been restricted or revoked;

2.8

the Companies have no loan or other credit, surety or guarantee outstanding and have not been granted a non-refundable contribution or other financial support under any public financial support schemes pursuant to the Federal Act on the Statutory Principles for Federal Council Ordinances on Combating the COVID-19 Epidemic (SR 818.102), the Federal Act on Loans with Joint and Several Surety as a Result of Coronavirus (SR 951.26), the Ordinance on Granting Loans and Joint and Several Sureties as a Result of Coronavirus (SR 951.261), the Ordinance on Hardship Measures for Companies in Connection with the COVID-19 Epidemic (SR 951.262) or any similar federal or cantonal scheme in Switzerland;

2.9	the matters subject to the Resolutions have been duly resolved in the manner set forth therein;

2.10

the owner of all shares in the Companies was validly represented at the shareholder’s meeting reflected in the Shareholder Resolutions and entitled to exercise its membership and property rights at such meeting;

2.11

prior to and on the date of this opinion, (i) no party to the Indentures was or was deemed over-indebted, unable to pay its debts or has stopped making payments, or was or was deemed to be imminently unable to pay its debts, (ii) no application for the initiation of bankruptcy, insolvency, moratorium or similar proceedings has been made in any jurisdiction in respect of any party to the Indentures, (iii) no application for the attachment or seizure of any of the assets of any party to the Indentures has been made in any jurisdiction and (iv) no decision has been made to liquidate, wind-up or dissolve any party to the Indentures under any applicable law; and

2.12

no proceeding has been initiated, and no court ruling, order or injunction has been granted, against any party to the Indentures to restrain it from entering into the Indentures or from performing any of its obligations thereunder.

3.	Opinion

Based upon, in reliance on and subject to the Documents and the comments, assumptions, qualifications, exceptions and limitations set out herein and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

Company 1 is a limited liability company (Gesellschaft mit beschränkter Haftung/société à responsabilité limitée) duly organized, validly existing and registered in the commercial register of the Canton of Basel-City in accordance with the laws of Switzerland.

3.2

Company 2 is a limited liability company (Gesellschaft mit beschränkter Haftung/société à responsabilité limitée) duly organized, validly existing and registered in the commercial register of the Canton of Bern in accordance with the laws of Switzerland.

3.3	All corporate action required under Swiss law to authorise the Companies’ entry into and performance of their obligations under the Indentures has been duly taken.

3.4	The Companies have the requisite corporate power, capacity and authority to enter into the Indentures.

3.5	Any two individuals identified as “Authorised Signatories” in the respective Resolutions may sign the Indentures on behalf of, and with binding effect for, the respective Company.

4.	Qualifications

This opinion is subject to the following qualifications, each of which is separate and not limited by any other qualification or other statements herein, even if such qualifications and statements partly or fully deal with the same subject matter:

4.1

This opinion is strictly confined to the statements set forth in section 3. We do in particular not express an opinion with respect to the validity, binding effect or enforceability of the Indentures, the transactions contemplated thereunder, the economic value of the security interests purported to be created under the Indentures or any other commercial matter, tax matters or, unless expressly set forth otherwise in section 3 of this opinion, the correctness or completeness of any representation or warranty made by any party under the Indentures.

4.2

In this opinion, Swiss legal concepts, actions, remedies and legal documents are referred to in English terms and not in their original Swiss language terms. Such terms are used herein exclusively in the Swiss legal context and may have a meaning different from the meaning of the same English terms as they are used in the context of foreign laws.

4.3

The opinions expressed herein may be affected by applicable bankruptcy, insolvency, avoidance, liquidation, arrangement, moratorium (Nachlassstundung or Notstundung/sursis concordataire or sursis extraordinaire), composition with creditors (Nachlassvertrag/concordat) or other similar laws of general application. In particular, if a person (a) enters into a transaction (Rechtshandlung/acte juridique) without receiving adequate consideration, (b) has negative equity (Überschuldung/surendettement) at the time of its (i) granting of a security interest for its own or a third party’s existing debts which it was under no obligation to secure, (ii) settling of a monetary debt other than by cash or other usual means of payment, or (iii) paying of an unmatured debt, or (c) enters into a transaction with the intention, apparent to the other party, of disadvantaging its creditors or of favouring certain of its creditors to the disadvantage of others, the relevant transaction may become subject to avoidance if the assets of such person are seized or such person is declared bankrupt or granted a moratorium within one year and five years, respectively, (such period being extended by the duration of a preceding moratorium or debt enforcement proceeding) following the transaction.

4.4

The opinions expressed herein may be affected by sanctions, embargoes or other similar measures imposed by the Swiss government, in particular to implement sanctions of the United Nations, the Organization for Security and Co-operation in Europe, or important trading partners of Switzerland, with respect to a party to the Indentures, a person controlling or being otherwise affiliated to such party, or the country where such party or other person is domiciled, holding funds or carrying on business.

4.5

To the extent a Company grants security interests of any nature whatsoever, including pledges, security assignments, security transfers, guarantees, suretyships and joint and several liability, for obligations not owed by itself but by any of its affiliates (other than its direct or indirect wholly-owned subsidiaries), or enters into undertakings with similar effect to the benefit of such affiliates, including subordination of claims, and waiver of set-off, subrogation or other rights, such security will be considered an upstream security (“Upstream Security”). Under Swiss law, inter alia, the following rules apply with respect to Upstream Security granted by a Swiss company:

4.5.1

The granting of Upstream Security at non-arm’s length terms and payments or other disposals of assets made thereunder are deemed dividend distributions subject to the applicable rules of Swiss corporate law. Under the test applied by the Swiss Federal Supreme Court it is extremely difficult if not impossible to prove that Upstream Security has been granted at arm’s length. As a consequence, any payments and other disposals related to Upstream Security may only be made out of the freely disposable equity capital of the relevant Company, subject to the general rules and prerequisites for formal dividend distributions. The freely disposable equity capital of the relevant Company may be reduced by (a) an amount corresponding to the value of such Upstream Security, (b) the aggregate amount of any intercompany loans granted by the relevant Company to its affiliates, and (c) other adjustments. Furthermore, in order for the Upstream Security to be valid and enforceable, not only the execution of the respective security undertaking but also each single payment or other disposal made thereunder (including the use by the grantee of the realisation proceeds of pledged or assigned assets) may require specific corporate actions, including the approval by the shareholder’s meeting of the relevant Company at the relevant time based on a stand-alone audited balance sheet of the relevant Company prepared in accordance with Swiss law and Swiss accounting principles and showing sufficient freely disposable equity capital.

4.5.2

Upstream Security granted at non-arm’s length terms is also treated as a dividend distribution for tax purposes. Therefore, there is a risk that the relevant Company may become subject to Swiss withholding tax of up to 53.8% of (i) the amount of a guarantee or a similar fee customarily paid to a grantor under similar circumstances, (ii) the amounts paid under the Upstream Security (if any), and (iii) if at the time of the grant of the Upstream Security it was foreseeable that the affiliate whose obligations are secured may become insolvent, the entire amount secured under the Upstream Security. Furthermore, for income tax purposes, (i) the amount of an adequate guarantee or similar fee may be deemed profit of the relevant Company, (ii) payments under the Upstream Security may not be admissible as deductible business expenses, and (iii) any provisions made for the contingent security obligation may be disregarded.

5.	Limitations

This opinion (a) expresses our own view and does not constitute a guarantee of outcome or result and (b) is confined to matters of Swiss law currently in force and as applied by the Swiss Federal Supreme Court in its decisions published in the official collection (Amtliche Sammlung/Recueil official) or interpreted by the prevailing legal doctrine (herrschende Lehre/doctrine dominante) at the date hereof. We have made no investigation of the laws of any country other than Switzerland and we do not express or imply any opinion thereon.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Documents (other than explicitly listed as a Document in section 1 of this opinion) or any other matter.

For the purposes of this opinion, we have not undertaken or conducted any due diligence or similar investigation as to facts and circumstances which are or may be referred to in the Documents.

This opinion is issued exclusively to and solely for the benefit of the Addressee and each holder of a New Note from time to time. This opinion is delivered only for the purpose of being included as an exhibit to the Registration Statements and may not be relied on by any other person. We consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name wherever it appears in the Registration Statements, including in each prospectus constituting a part thereof, and in any such amendment or supplement thereto.

This opinion may not be quoted or referred to in any other public document or filed with any other government authority or other person, without, in each instance, our prior written consent.

This opinion is limited to the relevant facts as known to us at the date hereof and to the Documents in their current form and substance and, to the extent applicable, with the current parties. We disclaim any obligation or liability to keep ourselves informed, or update you (regardless of whether we receive new relevant information or not), on any relevant developments after the date hereof, respectively, with regard to the Documents, after their dates.

This opinion is given by CMS von Erlach Partners Ltd, which is a legal entity, incorporated and registered in Switzerland, but not by or on behalf of any other CMS law firm. No individual is liable to any person for this opinion. The expressions “we”, “us”, “our” and similar expressions in this opinion are to be construed accordingly.

6.	Governing Law and Place of Jurisdiction

This opinion may only be relied upon on the conditions that (i) this opinion is in all respects governed by, and construed in accordance with, Swiss law, and (ii) exclusive place of jurisdiction for all disputes arising in connection with this opinion is Zurich, Switzerland.

Yours sincerely

/s/ CMS von Erlach Partners Ltd